Exhibit 99.1

Noble Corporation Dorfstrasse 19a 6340 Baar Switzerland

PRESS RELEASE

Noble Corporation Reports First Quarter 2013 Earnings

ZUG, Switzerland, April 17, 2013 – Noble Corporation (NYSE: NE) today reported first quarter 2013 earnings of $150 million, or $0.59 per diluted share, compared to $128 million, or $0.50 per diluted share, for the fourth quarter of 2012. Earnings for the first quarter of 2012 totaled $120 million, or $0.47 per diluted share. Revenues for the first quarter of 2013 were $971 million compared to $966 million in the fourth quarter of 2012 and $798 million in the first quarter of 2012.

David W. Williams, Chairman, President and Chief Executive Officer of Noble Corporation stated, “During the first quarter, we saw an improvement in our operational performance across several regions, compared to the fourth quarter of 2012. Two rigs accounted for most of the downtime in the quarter, the semisubmersibles Noble Clyde Boudreaux in Australia and in Brazil, the Noble Paul Wolff, which experienced a failure of its wellhead connector bolts. Additional downtime was also experienced on the drillship Noble Globetrotter I in the U.S. Gulf, however, fleet-wide unplanned operational downtime improved by approximately 2 percentage points in the quarter from 7 percent in the fourth quarter of 2012. While our performance improved in the quarter, achieving further reductions in downtime and improving operational performance remain key objectives for the Company.”

Contract drilling services revenues for the first quarter of 2013 of $929 million improved by $7 million, or just under 1 percent from the fourth quarter of 2012. The increase was primarily driven by improved fleet utilization, which increased to 86 percent in the first quarter from 83 percent in the fourth quarter of 2012, coupled with a slight increase in average dayrates, which improved to $174,600 from $174,100 over the comparative period. Contract drilling services operating costs totaled $484 million in the first quarter of 2013, essentially unchanged from the fourth quarter of 2012. Contract drilling margin for the first quarter of 2013 was 47.9 percent, compared to 47.5 percent during the fourth quarter of 2012.

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Net cash from operating activities was $203 million in the first quarter of 2013 as compared to $450 million for the fourth quarter of 2012. The decline was primarily related to receivables issues with a major customer. These issues were resolved subsequent to March 31, 2013 and full payment is expected in the second quarter of 2013. Capital expenditures in the first quarter totaled $372 million, including $138 million (excluding capitalized interest) related to the Company’s newbuild construction program. At March 31, 2013, approximately $2.6 billion in capital expenditures (excluding capitalized interest) is required to complete the remaining 11 projects in the Company’s newbuild construction program. Total debt at March 31, 2013 was $4.8 billion, resulting in debt as a percentage of total capitalization of 36 percent, as compared to 35 percent at year end 2012.

Noble’s first quarter of 2013 effective tax rate was 17 percent, compared with 29 percent in the fourth quarter 2012. The decrease in the effective tax rate was primarily due to changes in the geographic mix of pre-tax income and the recognition of certain discrete items in the quarter.

Operating Highlights

Total backlog at March 31, 2013 was approximately $14.0 billion compared to $14.3 billion at December 31, 2012. At the end of the first quarter 2013, approximately 74 percent of the Company’s available rig operating days were committed for the remainder of 2013, including 79 percent of the floating rig days and 76 percent of the jackup rig days. For 2014, an estimated 55 percent of the available rig operating days were committed, including 71 percent and 50 percent of the floating and jackup rig days, respectively.

In the U.S. Gulf of Mexico, which accounted for 31 percent of contract drilling services revenues in the first quarter, four of the region’s seven active rigs experienced improved operating performance. Contract opportunities remain strong, especially for rigs addressing customer needs in deepwater, as evidenced by the recent two-year contract extension for the semisubmersible Noble Amos Runner at a dayrate of $450,000.

In Brazil, operational improvements were largely driven by better performance on the drillships Noble Bully II, Noble Phoenix and Noble Leo Segerius. Substantially offsetting the improvement was increased downtime on the semisubmersible Noble Paul Wolff, which experienced a failure of the wellhead connector bolts. The first quarter also saw the commencement of a three-year contract on the semisubmersible Noble Max Smith at a dayrate of $407,000, which contributed to a 2 percent improvement in average revenues from the region in the first quarter compared to the fourth quarter of 2012.

The Company’s 12 jackup rigs operating offshore Mexico continued to achieve excellent operating performance. Recently, the Noble Johnnie Hoffman received a contract award covering three years at a dayrate of $101,500, up from its previous dayrate of $80,000. Contract opportunities remain encouraging for other Noble jackups in the region with near-term availability, as demand from PEMEX is expected to continue to grow. Previously the Company announced a definitive agreement to sell the Noble Lewis Dugger for $61 million. Due to extensions undertaken by the customer to complete the well in progress, the transaction is now expected to close during the second quarter of 2013.

The operating results for the Company’s Europe and Mediterranean fleet remained strong during the first quarter of 2013, however, the Company saw the early termination of a contract for the semisubmersible Noble Homer Ferrington, due in part to well permitting delays experienced by the customer. Recently, the semisubmersible Noble Paul Romano was awarded a one-well program for work in the Eastern Mediterranean at a dayrate of $465,000. The contract is expected to commence in August 2013. Both the Romano and Ferrington continue to be marketed to customers inside and outside the Eastern Mediterranean. In the North Sea, the Company’s eight jackups continue to experience near-full operating utilization with increasing interest from customers to contract rigs into 2014 and beyond, as evidenced by the three-year contract extension on the Noble Julie Robertson at a dayrate of $150,000, contracting the rig into April 2016.

The Company’s Middle and Far East division experienced improved performance during the first quarter of 2013, primarily due to better operating performance on the drillship Noble Duchess operating offshore India, and a full quarter of operations on the jackup Noble Gus Androes, partially offset by downtime on the semisubmersible Noble Clyde Boudreaux in Australia. The Company continues to identify opportunities to address near-term availability in its Middle East jackup fleet, as evidenced by a three year contract extension on the Noble Harvey Duhaney at a dayrate of $111,500, up from a previous dayrate of $66,000.

Finally, in West Africa, where the Company operates five jackups, revenues improved during the first quarter, primarily due to a full quarter of operations on the Noble Lloyd Noble following the completion of a shipyard project during the fourth quarter of 2012.

Outlook

In closing, Williams commented, “We are increasingly confident that key fundamental factors in our business will remain in place, supporting robust deep and shallow water drilling activity beyond 2013. We are evaluating a number of contract opportunities, both for existing rigs in our fleet, and those to be added this year and next, following the completion of construction programs. I believe Noble is in a strong position to secure many of these opportunities, given the geographic mix of our assets and the well-timed delivery of our newbuilds. Overall, Noble is on the right path to deliver improved execution and greater value to our shareholders.”

About Noble

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 79 offshore drilling units (including five ultra-deepwater drillships and six high-specification jackup drilling rigs currently under construction), located worldwide, including in the U.S. Gulf of Mexico and Alaska, Mexico, Brazil, the North Sea, the Mediterranean, West Africa, the Middle East, India and Australia. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE.” Additional information on Noble Corporation is available on the Company’s Web site at http://www.noblecorp.com.

Statements regarding contract backlog, earnings, costs, revenue, rig demand, fleet condition or performance, shareholder value, timing of delivery of newbuilds, contract commitments, dayrates, contract commencements, contract extensions or renewals, letters of intent or award, industry fundamentals, customer relationships and requirements, strategic initiatives, future performance, growth opportunities, market outlook, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with operations outside of the U.S., actions by regulatory authorities, customers and other third parties, legislation and regulations affecting drilling operations, compliance with regulatory requirements, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, delays in the construction of newbuilds, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

Conference Call

Noble has scheduled a conference call and webcast related to its first quarter 2013 results on Thursday, April 18, 2013, at 8:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-866-461-7129, or internationally 1-706-679-3084, using access code: 75234447, or by asking for the Noble Corporation conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site.

A replay of the conference call will be available on Thursday, April 18, 2013, beginning at 11:00 a.m. U.S. Central Daylight Time, through Thursday, May 2, 2013, ending at 11:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay is 1-855-859-2056 or, for calls from outside of the U.S., 1-404-537-3406, using access code: 75234447. The replay will also be available on the Company’s Web site following the end of the live call.

For additional information, contact:

For Investors:	Jeffrey L. Chastain, Vice President – Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6383

For Media:	John S. Breed, Director of Investor Relations and Corporate Communications,
Noble Drilling Services Inc., 281-276-6729

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Operating revenues
Contract drilling services	$928,737	$746,310
Reimbursables	21,174	35,141
Labor contract drilling services	21,054	16,008
Other	10	231

	970,975	797,690

Operating costs and expenses
Contract drilling services	484,087	420,011
Reimbursables	14,922	30,601
Labor contract drilling services	12,249	9,232
Depreciation and amortization	206,156	171,077
General and administrative	25,570	23,126
Gain on contract extinguishment	(1,800)	—

	741,184	654,047

Operating income	229,791	143,643
Other income (expense)
Interest expense, net of amount capitalized	(27,301)	(10,496)
Interest income and other, net	(425)	1,785

Income before income taxes	202,065	134,932
Income tax provision	(34,352)	(21,589)

Net income	167,713	113,343
Net loss (income) attributable to noncontrolling interests	(17,653)	6,832

Net income attributable to Noble Corporation	$150,060	$120,175

Net income per share
Basic	$0.59	$0.47
Diluted	$0.59	$0.47

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$214,528	$282,092
Accounts receivable	887,759	743,673
Prepaid expenses and other current assets	326,278	279,560

Total current assets	1,428,565	1,305,325

Property and equipment	17,329,558	16,971,666
Accumulated depreciation	(4,144,693)	(3,945,694)

Property and equipment, net	13,184,865	13,025,972

Other assets	276,528	276,477

Total assets	$14,889,958	$14,607,774

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$319,674	$350,147
Accrued payroll and related costs	118,706	132,728
Dividend payable	33,340	66,369
Other current liabilities	340,465	362,205

Total current liabilities	812,185	911,449

Long-term debt	4,844,193	4,634,375
Deferred income taxes	223,500	226,045
Other liabilities	347,395	347,615

Total liabilities	6,227,273	6,119,484

Commitments and contingencies
Equity
Total shareholders’ equity	7,879,908	7,723,166
Noncontrolling interests	782,777	765,124

Total equity	8,662,685	8,488,290

Total liabilities and equity	$14,889,958	$14,607,774

NOBLE CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities
Net income	$167,713	$113,343
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	206,156	171,077
Other changes in operating activities	(171,317)	(183,794)

Net cash from operating activities	202,552	100,626

Cash flows from investing activities
New construction	(137,893)	(133,075)
Other capital expenditures	(148,568)	(161,243)
Drilling equipment replacement and upgrades	(55,654)	(29,928)
Capitalized interest	(29,875)	(40,637)
Other investing activities	(66,312)	(127,393)

Net cash from investing activities	(438,302)	(492,276)

Cash flows from financing activities
Net change in borrowings on bank credit facilities	209,680	(825,000)
Proceeds from issuance of senior notes, net of debt issuance costs	—	1,186,636
Contributions from joint venture partners	—	40,000
Par value reduction payments/dividends paid	(33,335)	(36,370)
Other financing activities	(8,159)	(3,972)

Net cash from financing activities	168,186	361,294

Net change in cash and cash equivalents	(67,564)	(30,356)
Cash and cash equivalents, beginning of period	282,092	239,196

Cash and cash equivalents, end of period	$214,528	$208,840

NOBLE CORPORATION AND SUBSIDIARIES

FINANCIAL AND OPERATIONAL INFORMATION BY SEGMENT

(In thousands, except operating statistics)

(Unaudited)

	Three Months Ended March 31,						Three Months Ended December 31,
	2013			2012			2012
	Contract			Contract			Contract
	Drilling			Drilling			Drilling
	Services	Other	Total	Services	Other	Total	Services	Other	Total
Operating revenues
Contract drilling services	$928,737	$—	$928,737	$746,310	$—	$746,310	$921,603	$—	$921,603
Reimbursables	20,711	463	21,174	34,702	439	35,141	21,043	362	21,405
Labor contract drilling services	—	21,054	21,054	—	16,008	16,008	—	23,352	23,352
Other	10	—	10	231	—	231	7	—	7

	$949,458	$21,517	$970,975	$781,243	$16,447	$797,690	$942,653	$23,714	$966,367

Operating costs and expenses
Contract drilling services	$484,087	$—	$484,087	$420,011	$—	$420,011	$483,843	$—	$483,843
Reimbursables	14,469	453	14,922	30,173	428	30,601	17,127	351	17,478
Labor contract drilling services	—	12,249	12,249	—	9,232	9,232	—	12,825	12,825
Depreciation and amortization	202,619	3,537	206,156	167,948	3,129	171,077	205,329	3,513	208,842
General and administrative	24,949	621	25,570	22,844	282	23,126	24,060	542	24,602
Loss on impairment	—	—	—	—	—	—	—	2,039	2,039
Gain on contract extinguishment	(1,800)	—	(1,800)	—	—	—	—	—	—

	$724,324	$16,860	$741,184	$640,976	$13,071	$654,047	$730,359	$19,270	$749,629

Operating income	$225,134	$4,657	$229,791	$140,267	$3,376	$143,643	$212,294	$4,444	$216,738

Operating statistics
Jackups:
Average Rig Utilization	93%			79%			89%
Operating Days	3,598			3,089			3,520
Average Dayrate	$105,559			$90,382			$100,356
Semisubmersibles:
Average Rig Utilization	84%			86%			85%
Operating Days	1,053			1,092			1,096
Average Dayrate	$321,037			$355,098			$360,226
Drillships:
Average Rig Utilization	83%			51%			82%
Operating Days	669			285			679
Average Dayrate	$315,216			$278,693			$255,667
FPSO/Submersibles:
Average Rig Utilization	0%			0%			0%
Operating Days	—			—			—
Average Dayrate	$—			$—			$—
Total:
Average Rig Utilization	86%			74%			83%
Operating Days	5,320			4,466			5,295
Average Dayrate	$174,578			$167,124			$174,065

NOBLE CORPORATION AND SUBSIDIARIES

CALCULATION OF BASIC AND DILUTED NET INCOME PER SHARE

(In thousands, except per share amounts)

(Unaudited)

The following table sets forth the computation of basic and diluted net income per share:

	Three months ended
	March 31,
	2013	2012
Allocation of net income
Basic
Net income attributable to Noble Corporation	$150,060	$120,175
Earnings allocated to unvested share-based payment awards	(1,667)	(1,126)

Net income to common shareholders—basic	$148,393	$119,049

Diluted
Net income attributable to Noble Corporation	$150,060	$120,175
Earnings allocated to unvested share-based payment awards	(1,664)	(1,125)

Net income to common shareholders—diluted	$148,396	$119,050

Weighted average number of shares outstanding—basic	253,073	251,971
Incremental shares issuable from assumed exercise of stock options	268	491

Weighted average number of shares outstanding—diluted	253,341	252,462

Weighted average unvested share-based payment awards	2,844	2,407

Earnings per share
Basic	$0.59	$0.47
Diluted	$0.59	$0.47